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Exhibit 10.12

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

        This First Amendment to Employment Agreement dated and effective August 22, 2007 (this "Amendment"), amends that certain Employment Agreement dated as of April 3, 2007 (the "Original Agreement") by and between United Online, Inc., a Delaware corporation (the "Company"), with principal corporate offices at 21301 Burbank Boulevard, Woodland Hills, California 91367, and Mark R. Goldston, whose address is 21301 Burbank Boulevard, Woodland Hills, California 91367 ("Employee"). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Original Agreement.

RECITALS

        A.    Company and Employee desire for Employee to serve, in addition to the capacities described in the Original Agreement, as Chief Executive Officer and Chairman of Classmates Media Corporation, a Delaware corporation and/or such other entity as is formed to be the "IPO entity" described below ("Classmates"); and

        B.    Company and Employee desire to amend the Original Agreement as provided herein.

        NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto hereby agree as follows:

1.     Section 2 of the Original Agreement is hereby amended and restated in its entirety by the following:

          "2.1  Employee shall serve as the Chief Executive Officer and Chairman of the Company. In these capacities, Employee shall perform such customary, appropriate and reasonable executive duties as are usually performed by the Chief Executive Officer and Chairman, including such executive duties as are delegated to him from time to time by the Board of Directors of the Company or a committee thereof (the "Board"). Company agrees that Employee also may serve as Chief Executive Officer and Chairman of Classmates Media Corporation or such other entity which is the IPO entity described in Section 3.8 of this Agreement ("Classmates") and will in good faith allocate his time between the Company and Classmates in accordance with the goals and objectives established by the Board.

          2.2   Employee agrees to devote Employee's good faith, full time, attention, skill and efforts to the performance of his duties for the Company and for Classmates during the Term; provided, however, this paragraph shall not preclude Employee from writing and promoting books or other published materials, engaging in civic, charitable or religious activities, or from serving on boards of directors of companies or organizations that do not present any conflict with the interests of the Company or Classmates or otherwise adversely affect Employee's performance of the services required under this Agreement. This Agreement also shall not be interpreted to prohibit Employee from making personal investments (including the purchase of interests in professional sports teams) if those activities do not materially interfere with the services required under this Agreement."

2.     Section 3.8 is hereby added to the Original Agreement as follows:

          "3.8    Additional Grant of Restricted Stock Units.    Contingent on the effectiveness of an initial public offering of securities of Classmates Media Corporation, a Delaware corporation, or securities issued by an entity that is a direct or indirect parent of Classmates Media Corporation (which entity shall be referred to as the "IPO entity," and such initial public offering shall be referred to as the "CMC IPO") Employee will be awarded restricted stock units covering 250,000 shares of the Company's common stock (the "Restricted Stock Units"). Subject to Employee's continued employment with the Company, one-third of the Restricted Stock Units will vest on each anniversary of the effective date of the CMC IPO. In all other respects, except as set forth herein (including provisions for vesting upon an Involuntary Termination), the Restricted Stock Units will be subject to the terms and conditions set forth in the Company's 2001 Stock Incentive Plan and the applicable restricted stock unit agreement between the Company and the Employee. The last sentence of Section 3.3 of this Agreement (limiting amendments to such plan that would limit the use of Company shares to satisfy tax liabilities) and the provisions of Section 4.3 of this Agreement (pertaining to severance) shall apply to the Restricted Stock Units and shares contemplated by this Section 3.8."

3.     A new sentence is added to the end of the first paragraph of Section 4.3 of the Original Agreement, as follows:

          "Such severance payment will be paid upon the expiration of all applicable review and revocation periods applicable to the release as statutorily required by law."

4.     The following is added to the end of Section 8.7 of the Original Agreement:

  Notwithstanding any provision to the contrary in this agreement, no payment or distribution under this agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of the Employee's termination of employment with the Company will be made to the Employee prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Employee's "separation from service" (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of the Employee's death, if he is deemed at the time of such separation from service to be a "key employee" within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 8.7 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments due under this Agreement will be paid in accordance with the normal payment dates specified for them herein.

5.     Except as expressly modified by this Amendment, the Original Agreement shall remain and continue in full force and effect.

(Signature Page Follows)

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

UNITED ONLINE, INC.

By:	/s/ Robert Berglass
	Name:	Robert Berglass
	Title:	Lead Independent Director, Compensation Committee Chair of United Online, Inc.

By:	/s/ Frederic A. Randall, Jr.
	Name:	Frederic A. Randall, Jr.
	Title:	Secretary

/s/ Mark R. Goldston Mark R. Goldston

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  Exhibit 10.12
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
RECITALS